EXHIBIT 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Energous Corporation on Forms S-3 (File No. 333-248832 and 333-261087) and Forms S-8 (File No. 333-196360, 333-204690, 333-214785, 333-223747, 333-225396, 333-248536, 333-259621 and 333-266923) of our report dated March 28, 2024, with respect to our audits of the financial statements of Energous Corporation as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022, which report is included in this Annual Report on Form 10-K of Energous Corporation for the year ended December 31, 2023.

/s/ Marcum llp

Marcum llp

San Jose, CA

March 28, 2024